EXHIBIT 1

              MEMBERS OF SUPERVISORY BOARD AND BOARD OF MANAGEMENT
                                       OF
                                   DAIMLER AG


         The business address of each of the individuals listed below is Mercedesstrasse 137, 70327 Stuttgart, Germany.

1.     SUPERVISORY BOARD

     *Employee Representative

Name                                     Principal Occupation                         Citizenship
--------------------------   ----------------------------------------------------  ----------------
Dr. Manfred Bischoff         Chairman of the Supervisory Board of Daimler AG            German

Erich Klemm*                 Chairman of Corporate Works Council                        German

Dr. Clemens Boersig          Chairman of the Supervisory Board of Directors             German
                             of Deutsche Bank AG

Prof. Dr. Heinrich Flegel*   Director Research                                          German
                             Materials and Manufacturing, Daimler AG,
                             Chairman of the Management
                             Representative Committee

Earl G. Graves               Publisher, Black Enterprise Magazine                    United States

Dr. Thomas Klebe*            Director  Department for General Shop Floor Policy         German
                             and  Codetermination,  German  Metalworkers' Union
                             (IG Metall)

Arnaud Lagardere             General Partner and CEO of Lagardere SCA                   French

Jurgen Langer*               Chairman of the Works Council of the Frankfurt/            German
                             Offenbach Dealership

Helmut Lense*                Chairman of Works Council, Unterturkheim Plant             German

Peter A. Magowan             President of the San Francisco Giants                   United States

William A. Owens             CEO and Chairman of AEA Holdings Asia                   United States

Gerd Rheude*                 Chairman of Works Council, Worth Plant, Daimler AG         German

Wolf Juergen Roeder*         Member of the Executive Board of German Metalworkers'      German
                             Union (IG Metall)

Dr. rer. pol. Manfred        Chairman of the Supervisory Board of Bayer AG              German
Schneider

Stefan Schwaab*              Vice  Chairman  of  the  Corporate  Works  Council         German
                             Daimler  AG; Vice  Chairman of the Works  Council,
                             Gaggenau Plant, Daimler AG

Bernhard Walter              Former Spokesman of the Board of Management of             German
                             Dresdner Bank AG

Uwe Werner*                  Chairman of the Works Council Bremen Plant, Daimler AG     German

Lynton R. Wilson             Chairman of the Board of CAE Inc.; Chairman Emeritus,     Canadian
                             Nortel Networks Corporation

Dr.-Ing. Mark Woessner       Former CEO and Chairman of the Supervisory Board of        German
                             Bertelsmann AG



2.    BOARD OF MANAGEMENT

Name                              Principal Occupation                                Citizenship
--------------------------   ----------------------------------------------------  ----------------
Dr.-Ing. Dieter Zetsche      Chairman of Board of Management                            German

Guenther Fleig               Board of Management Member                                 German

Dr. phil. Ruediger Grube     Board of Management Member                                 German

Andreas Renschler            Board of Management Member                                 German

Bodo Uebber                  Board of Management Member                                 German

Dr.-Ing. Thomas Weber        Board of Management Member                                 German